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                                                                HEI Exhibit 99.5

[Letterhead of D'Amato & Lonborg, Attorneys at Law]




August 1, 2002

Hawaiian Electric Industries, Inc.
Pension Investment Committee
900 Richards Street
Honolulu, Hawaii  96813

         Re:   Hawaiian Electric Industries Retirement Savings Plan

Ladies and Gentlemen:

We have served as counsel to Hawaiian Electric Industries, Inc. ("HEI") and the Hawaiian Electric Industries, Inc. Pension Investment Committee (the "PIC") with respect to the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"). In particular, we have advised HEI and the PIC regarding the adoption of the documents setting forth the terms of the Plan as in force on the date of this letter, which consist of the following: (1) the amended and restated Plan document adopted December 28, 2000; (2) Amendment 2001-1, adopted October 29, 2001; (3) Amendment 2002-1, adopted February 28, 2002; and (4) Amendment 2002-2, adopted May 31, 2002 (collectively, the "Plan Documents"). This opinion is being prepared in connection with the Registration Statement on Form S-8 filed by HEI with the Securities and Exchange Commission (Registration No. 333-02103) on April 1, 1996 (the "Registration Statement").

The Plan is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is intended to satisfy the tax qualification requirements set forth in Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Internal Revenue Service ("IRS") issued a determination letter dated June 21, 1995, stating that the form of the Plan, as set forth in an amended and restated Plan document adopted November 21, 1994, was in compliance with the qualification requirements of the Code as in force at that time. Since the issuance of that determination letter, both the Plan and the qualification requirements of the Code have been amended.

The Plan, as amended and restated by the Plan document adopted December 28, 2000 and as further amended by Amendment 2001-1, was again submitted to the IRS for a determination letter on January 31, 2002. The application constituted a timely request for a determination that the form of the amended and restated Plan is in compliance with the qualification requirements of the Code as amended by Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform

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Hawaiian Electric Industries, Inc.
Pension Investment Committee
August 1, 2002
Page 2


Act of 1998, and the Community Renewal Tax Relief Act of 2000 (collectively, "GUST"). The application stated that further amendments of the Plan were pending and that the additional amendments would be provided to the IRS for review. Thus, the pending determination letter application seeks an IRS determination that all provisions of the Plan Documents comply in form with the tax qualification requirements of Sections 401(a) and 401(k) of the Code as amended by GUST.

Before issuing such a determination letter, the IRS may request further amendments to the Plan to conform with its interpretation of those qualification requirements. The PIC has authority under the Plan to adopt such amendments, and while it is not obligated to do so, we anticipate that the PIC will adopt any necessary amendments to ensure the qualified status of the Plan.

The IRS will not yet issue a determination letter concerning the Plan's compliance with provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") that amend the qualification requirements of Sections 401(a) and 401(k) of the Code. Portions of Amendment 2002-2 are intended to comply with EGTRRA and certain guidance issued by the IRS thereunder. Until the IRS has issued additional guidance and begun issuing determination letters that address EGTRRA, no assurance can be provided that the Plan is in full compliance with EGTRRA. However, provided the Plan Documents comply with a good faith interpretation of the EGTRRA qualification requirements, the Plan may later be amended to achieve full compliance with EGTRRA without adverse effect on the Plan's qualified status.

Based upon the foregoing, we are of the opinion that:

   1. The Plan Documents are in substantial compliance with the tax qualification requirements of Sections 401(a) and 401(k) of the Code, such that any noncompliance that may exist may be remedied without disqualification of the Plan or material adverse effect on its participants and beneficiaries;

   2. Subject to the adoption of such further amendments as the IRS may require, the Plan should receive a determination letter confirming compliance with the tax qualification requirements of Sections 401(a) and 401(k) of the Code as amended by GUST;

   3. The Plan Documents are in substantial compliance with the provisions of ERISA affecting such documents that do not amend the Code, such that any noncompliance that may exist may be remedied without material adverse effect on participants or beneficiaries of the Plan.

The foregoing opinions are limited to compliance in form of the Plan Documents. The Plan is required to comply with the tax qualification requirements of the Code and certain provisions of ERISA both in form and in operation. Compliance in operation is dependent on factual matters, including the demographics of HEI's and its subsidiaries' workforces and the operation of the Plan in accordance with its written terms. We have made no review of such factual matters and accordingly express no opinion as to the operational compliance of the Plan.

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Hawaiian Electric Industries, Inc.
Pension Investment Committee
August 1, 2002
Page 3


Our opinions are based upon the Plan Documents and the provisions of the Code, ERISA, and applicable IRS and U.S. Department of Labor regulations and guidance in effect as of the date hereof. We assume no obligation to supplement or modify this opinion if applicable laws, regulations, or guidance change after the date hereof or if we become aware of facts that might change the opinions expressed herein after the date hereof.

This opinion letter is provided solely for your use in connection with the Registration Statement. We consent to the filing of this opinion as Exhibit 5(d) to the Registration Statement and the reference to our firm under Item 5 to the Registration Statement. This letter may not be used, relied upon, disclosed, filed, or quoted for any other purpose or by any other person. The opinions expressed in this letter are limited to the matters set forth herein, and no other opinions are expressed or implied beyond the matters expressly stated herein.

                                         Very truly yours,

                                         /s/ D'Amato & Lonborg

                                         D'Amato & Lonborg